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BANNER CORPORATION
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March 29, 2010

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Banner Corporation.  The meeting will be held at the Marcus Whitman Hotel at 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 27, 2010, at 10:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of Banner Corporation, as well as a representative of Moss Adams LLP, our independent auditor, will be present to respond to appropriate questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to promptly vote.  You may vote your shares via the Internet or a toll-free telephone number, or by completing and mailing the enclosed proxy card.  If you attend the meeting, you may vote in person even if you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

D. Michael Jones
President and Chief Executive Officer

BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2010

Notice is hereby given that the 2010 annual meeting of shareholders of Banner Corporation will be held at the Marcus Whitman Hotel at 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 27, 2010, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

Proposal 1.	To elect four directors to each serve for a three-year term.

Proposal 2.	To provide advisory approval of the compensation of our named executive officers.

Proposal 3.	To ratify the Audit Committee’s selection of Moss Adams LLP as our independent auditor for 2010.

Proposal 4.	To amend the Articles of Incorporation to increase the authorized number of shares of common stock from 75,000,000 to 200,000,000 shares.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on March 1, 2010 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by submitting your vote via the Internet or telephone, or by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

ALBERT H. MARSHALL
SECRETARY

Walla Walla, Washington
March 29, 2010

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum.  A proxy card and self-addressed envelope are enclosed for your convenience.  No postage is required if mailed in the United States.

PROXY STATEMENT
OF
BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2010

The Board of Directors of Banner Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the 2010 annual meeting of shareholders.  We are first mailing this Proxy Statement and the form of proxy to our shareholders on or about March 29, 2010.

The information provided in this Proxy Statement relates to Banner Corporation and its wholly-owned subsidiaries, Banner Bank and Islanders Bank.  Banner Corporation may also be referred to as "Banner" and Banner Bank and Islanders Bank may also be referred to as the "Banks."  References to "we," "us" and "our" refer to Banner and, as the context requires, the Banks.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Tuesday, April 27, 2010
10:00 a.m., local time
Marcus Whitman Hotel located at 6 W. Rose Street, Walla Walla, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	To elect four directors to each serve for a three-year term

Proposal 2.	To provide advisory approval of the compensation of our named executive officers

Proposal 3.	To ratify the Audit Committee's selection of Moss Adams LLP as our independent auditor for 2010.

Proposal 4.	To amend the Articles of Incorporation to increase the authorized number of shares of common stock from 75,000,000 to 200,000,000 shares.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who is Entitled to Vote?

We have fixed the close of business on March 1, 2010 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Banner’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Banner common stock you own.  On March 1, 2010, there were 22,509,931 shares of Banner common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a shareholder of record if your shares of Banner common stock are held in your name.  If you are a beneficial owner of Banner common stock held by a broker, bank or other nominee (i.e., in "street name"), please see the instructions in the following question.

Shares of Banner common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

This year, shareholders may vote by proxy via the Internet or a toll-free telephone number, or by mailing a proxy card.  Instructions for voting are found on the proxy card.  Shares of Banner common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares "FOR" election of each of our director nominees, "FOR" approval of the compensation of our named executive officers, "FOR" ratification of the selection of Moss Adams LLP as our independent auditor and "FOR" the amendment of  the Articles of Incorporation to increase the authorized number of shares of common stock.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as "broker non-votes."  The proposal to elect directors is considered a non-discretionary item under the rules governing brokers that are members of the New York Stock Exchange; therefore, you must provide instructions to your broker in order to have your shares voted in the election of directors.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

If a shareholder is a participant in the Banner Corporation Employee Stock Ownership Plan ("ESOP"), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in the participant’s plan account.  Each participant in the ESOP may instruct the trustees how to vote the shares of common stock allocated to the participant’s plan account.  The instructions are confidential and will not be disclosed to Banner.  If an ESOP participant properly executes the proxy card, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received or for which proper voting instructions are not received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions.  The trustees of the ESOP are Directors Adams, Budke, Casper, Epstein, Klaue, Kravas, Lane, Layman, Mitchell, Orrico, Pribilsky and Smith.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Banner common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Banner common stock.  Accordingly, the four nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the four nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote "FOR" the election of each of our director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the outstanding shares present in person or by proxy at the annual meeting.  Abstentions will have the same effect as a vote against the proposal.  Our Board of Directors unanimously recommends that you vote "FOR" approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Selection of the Independent Auditor

Ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the outstanding shares present in person or by proxy at the annual meeting.  Abstentions will have the same effect as a vote against the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the selection of the independent auditor.

Vote Required to Approve Proposal 4: Proposed Amendment to the Articles of Incorporation to Increase the Authorized Number of Shares of Common Stock

The approval of the proposed Amendment to the Articles of Incorporation to increase the authorized number of shares of common stock requires the affirmative vote of a majority of the outstanding shares entitled to vote at the annual meeting.  Abstentions will have the same effect as a vote against the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” the amendment to the Articles of Incorporation to increase the authorized number of shares of common stock.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 27, 2010

Our Proxy Statement and 2009 Annual Report to Shareholders are available at www.bannerbank.com/proxymaterials.  The following materials are available for review: Proxy Statement; proxy card; and 2009 Annual Report to Shareholders.  Directions to attend the annual meeting, where you may vote in person, can be found online at http://www.marcuswhitmanhotel.com/index.cfm?page=nav7&psub=4.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

●	submitting a new proxy with a later date;

●	notifying the Secretary of Banner in writing before the annual meeting that you have revoked your proxy; or

●	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2010, the voting record date, information regarding share ownership of:

●
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Banner’s common stock other than directors and executive officers;

●	each director and director nominee of Banner;

●	each executive officer named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

●	all current directors and executive officers of Banner and Banner Bank as a group.

Persons and groups who beneficially own in excess of five percent of Banner’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to us, reports disclosing their ownership under the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Banner’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of the voting record date, there were 22,509,931 shares of Banner common stock outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding

Beneficial Owners of More Than 5%

Banner Corporation Employee Stock Ownership Plan Trust 10 S. First Avenue Walla Walla, Washington 99362	1,291,553	(2)	5.74

Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, Texas 78746	1,433,488	(3)	6.37

Directors

Robert D. Adams	103,750	(4)	*
Gordon E. Budke	23,887		*
David B. Casper	58,237	(5)	*
Edward L. Epstein	21,554		*
Jesse G. Foster	60,403	(6)	*
David A. Klaue	919,048	(7)	4.08
Constance H. Kravas	39,040	(8)	*
Robert J. Lane	10,000	(9)	*
John R. Layman	145,882	(10)	*
Dean W. Mitchell	87,957	(11)	*
Brent A. Orrico	186,406	(12)	*
Wilber Pribilsky	124,034	(13)	*
Gary Sirmon	209,454	(14)	*
Michael M. Smith	117,844	(15)	*

Named Executive Officers

D. Michael Jones**	83,000	(16)	*
Lloyd W. Baker	57,250	(17)	*
Richard B. Barton	27,208		*
Cynthia D. Purcell	28,086		*
Paul E. Folz	30,903	(18)	*

All Executive Officers and Directors as a Group (23 persons)	2,412,417		10.72

_____________
*	Less than 1% of shares outstanding.
**	Mr. Jones is also a director of Banner.
(1)
Shares held in accounts under the ESOP and shares of restricted stock granted under the Banner Corporation Management Recognition and Development Plan, as to which the holders have voting power but not investment power, are included as follows: Ms. Kravas, 605 shares; Mr. Sirmon, 13,409 shares; Mr. Jones, 4,041 shares; Mr. Baker, 11,675 shares; Mr. Barton, 3,708 shares; Ms. Purcell, 7,370 shares; Mr. Folz, 3,690 shares; and all executive officers and directors as a group, 67,222 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to Banner’s stock option plans: Mr. Adams, 2,000; Mr. Budke, 18,150; Mr. Casper, 2,000; Mr. Epstein, 18,150; Mr. Foster, 1,800; Ms. Kravas, 18,150; Mr. Klaue, 7,000; Mr. Lane, 7,000; Mr. Layman, 7,000; Mr. Mitchell, 2,000; Mr. Pribilsky, 2,000; Mr. Smith, 18,150; Mr. Baker, 16,600; Mr. Barton, 21,000; Ms. Purcell, 16,600; Mr. Folz, 21,000; and all executive officers and directors as a group, 200,600.

(2)	As of the voting record date, 1,051,172 shares have been allocated to participants’ accounts, excluding allocations to individuals who no longer participate in the ESOP.
(3)
Based on a Schedule 13G/A dated February 10, 2010 filed by Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser, which reports sole voting power over 1,397,788 shares and sole dispositive power over 1,433,488 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds and Dimensional disclaims beneficial ownership of these shares.

(Footnotes continue on following page)

(4)	Includes 13,270 shares owned by a trust directed by Mr. Adams.
(5)	Includes 4,475 shares held jointly with his wife.
(6)	Includes 25,517 shares owned solely by his wife.
(7)	Includes 600,798 shares owned by companies controlled by Mr. Klaue.
(8)	Includes 1,112 shares held jointly with her husband.
(9)	Includes 3,000 shares held jointly with his wife.
(10)	Includes 50,000 shares which have been pledged.
(11)	Includes 35,512 shares held jointly with his wife.
(12)	Includes 42,964 shares owned by companies controlled by Mr. Orrico and 93,527 shares owned by trusts directed by Mr. Orrico.
(13)	Includes 52,929 shares held jointly with his wife.
(14)	Includes 90,302 shares owned by companies controlled by Mr. Sirmon.
(15)	Includes 10,200 shares held jointly with his wife, 16,000 shares owned solely by his wife and 50,000 shares owned by a company controlled by Mr. Smith.
(16)	Includes 1,000 shares held as custodian for minors.
(17)	Includes 847 shares owned solely by his wife.
(18)	Includes 2,800 shares held jointly with his wife.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of 15 members and is divided into three classes.  One-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  However, Wilber E. Pribilsky has reached our mandatory retirement age and will retire effective as of the annual meeting.  At that time, the Board will reduce its size from 15 to 14 members.  The table below sets forth information regarding each director of Banner and each nominee for director.  The Corporate Governance/Nominating Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as Banner directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote “FOR” the election of Robert D. Adams, Edward L. Epstein, Robert J. Lane and Gary Sirmon.

Name	Age as of December 31, 2009	Year First Elected or Appointed Director (1)	Term to Expire

BOARD NOMINEES

Robert D. Adams	68	1984	2013 (2)
Edward L. Epstein	73	2003	2013 (2)
Robert J. Lane	64	2007	2013 (2)
Gary Sirmon	66	1983	2013 (2)

DIRECTORS CONTINUING IN OFFICE

Jesse G. Foster	71	1996	2011
D. Michael Jones	67	2002	2011
David A. Klaue	56	2007	2011
Dean W. Mitchell	75	1979	2011
Brent A. Orrico	60	1999	2011
Gordon E. Budke	68	2002	2012
David B. Casper	73	1976	2012
Constance H. Kravas	63	2004	2012
John R. Layman	51	2007	2012
Michael M. Smith	55	2003	2012

(Footnotes appear on following page)

(1)      Includes prior service on the Board of Directors of Banner Bank for all directors who have served since 1995 or earlier.
(2)      Assuming re-election.

Information Regarding Nominees for Election.  Set forth below is the present principal occupation and other business experience during the last five years of each nominee for election, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director of Banner.

Robert D. Adams recently sold his business interests as a partner in and the President and Chief Executive Officer of Carroll Adams Tractor Co., which sold and rented farm, industrial and consumer equipment and with which he was affiliated for 36 years.  Through his career, Mr. Adams developed expertise in management, risk assessment, and  agricultural and commercial building construction.

Edward L. Epstein retired in 2008 as a partner in the Portland, Oregon, law firm of Stoel Rives LLP, which he joined 1962.  Mr. Epstein is a corporate lawyer who focused on mergers and acquisitions, federal income taxation of corporations, advice to boards of directors and corporate governance matters.  He co-chaired the firm’s mergers and acquisitions practice group for a number of years, and gave advice to businesses of all sizes, including those in the banking and financial services sector.

Robert J. Lane is a retired banking executive who spent his 29-year banking career with Seattle First National Bank, Idaho First National Bank, West One Bancorp and U.S. Bancorp.  Mr. Lane’s banking career afforded him the opportunity to gain expertise in management, credit-related production, corporate and commercial banking, and commercial real estate.  He is President of Lane Farms, Inc. of La Grande, Oregon and has other real estate and investment interests.

Gary Sirmon is Chairman of the Board and a director of Banner and Banner Bank.  He joined Banner Bank in 1980 as an Executive Vice President and served as its Chief Executive Officer from 1982 until February 2002.  Mr. Sirmon’s extensive career in banking has given him expertise in management, strategic planning, risk management, and mergers and acquisitions.

Information Regarding Incumbent Directors.  Set forth below is the present principal occupation and other business experience during the last five years of each director continuing in office, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on Banner’s Board of Directors.

Jesse G. Foster is Vice Chairman of the Board and a director of Banner and Banner Bank.  Mr. Foster retired as an officer of Banner as of the end of 2003 and now serves as a consultant to Banner Bank.  He was formerly the Chief Executive Officer, President and a Director of Inland Empire Bank, which he joined in 1962.  Mr. Foster’s banking career gave him expertise in all areas of banking.

D. Michael Jones is the President and Chief Executive Officer, and a director, of Banner and Banner Bank.  He joined Banner Bank in 2002 following an extensive career in banking, finance and accounting.  Mr. Jones is a Certified Public Accountant (Inactive) and served as President and Chief Executive Officer from 1996 to 2001 for Source Capital Corporation, a lending company in Spokane, Washington.  From 1987 to 1995, Mr. Jones served as President of West One Bancorp, a large regional banking franchise based in Boise, Idaho.  Mr. Jones’ banking career has given him expertise in all areas of banking.

David A. Klaue served as Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is Chairman of the Board of Empire Lumber Co., a diversified wood products manufacturer with operations in Washington, Idaho and Montana; Felts Field Aviation, an air transportation company; Park Ranch Land & Cattle Co., a cow/calf, feeder and hay producer; and Empire Investments, a real estate investment company, companies with which he has been affiliated for over 30 years.  He is a managing member in various other real estate investment, equipment and sales companies.  Mr. Klaue’s career has afforded him expertise in business, agricultural and real estate management.

Dean W. Mitchell retired as Owner and Manager of Tri-Cities Communications, Inc., which operated KONA AM and FM radio stations, with which he was affiliated for 45 years.  Mr. Mitchell’s career gave him experience in preparing budgets and financial statements, as well as employee compensation.  He has also gained a wealth of experience from serving as a director of Banner for 32 years.

Brent A. Orrico is President of FAO Corporation, an asset management company, and is a principal of B & O Financial Management Company, with which he has been affiliated for 15 years.  Mr. Orrico has 30 years’ experience in banking and finance-related business activities, including having served as an executive officer at a major financial institution and being a founding member of two community banks.  Mr. Orrico also serves as a director of Islanders Bank.

Gordon E. Budke is President of Budke Consulting, PLLC, which specializes in general business assistance to small and growing companies.  A Certified Public Accountant with over 34 years’ experience in public accounting, Mr. Budke retired as a partner from Coopers & Lybrand (now PricewaterhouseCoopers) in October 1997.  His qualification as an audit committee financial expert was the primary reason for his nomination to the Board.  Mr. Budke also serves on the Board of Directors of Yokes Foods, Inc.

David B. Casper is President of David Casper Ranch, Inc., a farming operation he has owned since 1973.  Mr. Casper has expertise in the area of agricultural lending and has gained a wealth of experience in his 34 years as a director of Banner.

Constance H. Kravas is the University of Washington’s Vice President for Development and Alumni Relations and also serves as the President of University of Washington Foundation.  Prior to joining the University of Washington in 2001, she served as Vice Chancellor for University Advancement at the University of California, Riverside, and as Vice President for Advancement of Washington State University and President of the Washington State University Foundation.  Ms. Kravas has over 30 years’ experience in leadership and management positions for not-for-profit boards.

John R. Layman served as co-Vice Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is managing partner of Layman, Layman & Robinson, PLLP, with which he has been associated since 1983.  His areas of practice include real estate development, commercial litigation, personal injury and product liability.  He also has experience in corporate duties, securities litigation, fiduciary obligations and reporting requirements.

Michael M. Smith has managed a family-owned farming and orchard operation, B.T. Loftus Ranches, Inc., in Washington’s Yakima valley since 1974.  He is also a founder, director and former president of Yakima Chief, Inc., an international hops sales organization.  Mr. Smith’s career has afforded him experience in managing financial and operational aspects of agricultural companies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors conducts its business through Board meetings and through its committees.  During the year ended December 31, 2009, the Board of Directors held 14 meetings.  No director attended fewer than 75% of the total meetings of the Board and committees on which such person served during this period.

Committees and Committee Charters

The Board of Directors has standing Executive, Audit, Compensation and Corporate Governance/Nominating Committees.  The Board has adopted written charters for the Audit, Compensation and Corporate Governance/ Nominating Committees and although copies of these charters are not available on our website, they must be attached to the annual meeting proxy statement at least once every three years or when the charter has been materially amended.  The Audit and Compensation Committee charters are attached to this Proxy Statement as Appendix A and Appendix B, respectively, and the Corporate Governance/Nominating Committee charter was attached to the Proxy Statement for the 2009 annual meeting.

Executive Committee

The Executive Committee, consisting of Directors Orrico (Chairman), Budke, Foster, Jones, Mitchell and Sirmon, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to, among other things, declare dividends, authorize the issuance of stock, amend the Bylaws or approve any agreement of merger or consolidation other than mergers with Banner subsidiaries.  The Executive Committee met twice during the year ended December 31, 2009.

Audit Committee

The Audit Committee, consisting of Directors Budke (Chairman), Adams, Layman and Smith, oversees management’s fulfillment of its financial reporting responsibilities and maintenance of an appropriate internal control system.  It also has the sole authority to appoint or replace our independent auditor and oversees the activities of our internal audit functions.  The Audit Committee believes it has fulfilled its responsibilities under its charter.  The Committee met 15 times during the year ended December 31, 2009.

Each member of the Audit Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq.  In addition, the Board of Directors has determined that Mr. Adams and Mr. Budke meet the definition of “audit committee financial expert,” as defined by the SEC.

Compensation Committee

The Compensation Committee, which consists of Directors Mitchell (Chairman), Casper, Klaue and Lane, sets salary policies and levels for senior management and oversees all of our salary and incentive compensation programs.  The Committee believes it has fulfilled its responsibilities under its charter.  The Compensation Committee met six times during the year ended December 31, 2009.

Each member of the Compensation Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq.  The Committee meets, outside of the presence of Mr. Jones, to discuss his compensation and make its recommendation to the full Board, which then votes on his compensation.  Mr. Jones makes recommendations to the Compensation Committee regarding the compensation of all other executive officers.  The Committee considers the recommendations of Mr. Jones and makes its recommendation to the full Board, which then votes on executive compensation.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee, consisting of Directors Orrico (Chairman), Epstein, Kravas and Pribilsky, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of Banner.  The Committee also selects nominees for the election of directors and develops a list of nominees for board vacancies.  The Corporate Governance/Nominating Committee believes it has fulfilled its responsibilities under its charter.  Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq.  The Committee met three times during the year ended December 31, 2009.

The Corporate Governance/Nominating Committee met on January 26, 2010 to nominate directors for election at the annual meeting.  Only those nominations made by the Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s level of success and respect in the candidate’s field, as well as the candidate’s independence, communication skills, education, character and community involvement.  The Committee also considers the candidate’s knowledge of the banking business and whether the candidate would provide for adequate representation of our market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee does not specifically consider diversity in identifying nominees for director; however, the Committee believes that the judicious application of the criteria described above provide Banner with a well-rounded and effective Board with a diverse range of experience and perspectives.

In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Banner director.  The Committee will consider director candidates recommended by our shareholders.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

Leadership Structure

The positions of Chairman of the Board and of President and Chief Executive Officer are held by two persons.  This has been the case since 1995, when Banner was formed to become the holding company for Banner Bank.  The Board believes this structure is appropriate for Banner because it provides the Board with capable leadership and independence from management.  It also allows the President and Chief Executive Officer to focus on the day-to-day business of managing Banner, while the Chairman leads the Board.

Board Involvement in Risk Management Process

The Board of Directors recognizes that effective risk management requires a high level of cooperation between the Board and senior management.  Nonetheless, the Board has established and maintains its independence in overseeing the conduct of Banner, including the risk management process.  The Board’s leadership structure takes into account its risk administration function by the conduct of its business through Board meetings and through its committees, in particular the Corporate Governance/Nominating and Audit Committees, as well as by the separation of the positions of Chairman of the Board and of President and Chief Executive Officer as described above.

Directors keep themselves informed of the activities and condition of Banner and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor’s findings and recommendations, and supervisory communications.  Directors stay abreast of general industry trends and any statutory and regulatory developments pertinent to Banner and the Banks by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education.  The Corporate Governance/ Nominating Committee monitors and evaluates director training and information resources.

The Board oversees the conduct of Banner’s business and administers the risk management function by:

●	selecting, evaluating, and retaining competent senior management;
●	establishing, with senior management, Banner’s long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;
●	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;
●	overseeing Banner’s business performance; and
●	ensuring that the Banks help to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to the operation of Banner and the Banks.

The Board ensures that all significant risk taking activities are covered by written policies that are communicated to appropriate employees.  Specific policies cover material credit, market, liquidity, operational, legal and reputation risks.  The policies are formulated to further Banner’s business plan in a manner consistent with safe and sound practices.  The Board ensures that all such policies are monitored by senior management to make certain that they conform with changes in laws and regulations, economic conditions, and Banner’s and the Banks’ circumstances.  The policies are implemented by senior management who develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect Banner against external crimes and internal fraud and abuse.

The Board’s policies also establish mechanisms for providing the Board with the information needed to monitor Banner’s operations.  This includes senior management reports to the Board.  These reports present information in a form meaningful to members of the Board, who recognize that the level of detail and frequency of individual senior management reports will vary with the nature of the risk under consideration and Banner’s and the Banks’ unique circumstances.

The Board has also established a mechanism for independent third party review and testing of compliance with policies and procedures, applicable laws and regulations, and the accuracy of information provided by senior management.  This is accomplished, for example, by an internal auditor reporting directly to the Audit Committee.  In addition, an annual external audit is performed. The Audit Committee reviews the auditors’ findings with senior management and monitors senior management’s efforts to resolve any identified issues and recommendations.  The Audit Committee provides regular reports of its activities to the Board.

The Board also reviews reports of inspection and examination or other supervisory activity, and any other material correspondence received from Banner’s regulators.  Findings and recommendations, if any, are carefully reviewed, and progress in addressing such matters is routinely monitored.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Corporate Governance/Nominating Committee is responsible for initiatives to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and Nasdaq rules governing corporate governance.  The Committee will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Code of Ethics.  On June 19, 2003, the Board of Directors adopted the Officer and Director Code of Ethics.  The Code is applicable to each of our directors and officers, including the principal executive officer and senior financial officers, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Ethics was filed as an exhibit to Banner’s Annual Report on Form 10-K for the year ended December 31, 2004.

Communications with Shareholders.  The Board of Directors maintains a process for shareholders to communicate with the Board.  Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Banner Corporation, 10 S. First Avenue, Walla Walla, Washington 99362.  Any communication must state the number of shares beneficially owned by the shareholder making the communication.  The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of shareholders.  All directors attended last year’s annual meeting of shareholders.

Related Party Transactions.  We have a number of written policies governing transactions with related parties.  These policies are intended to ensure that all transactions entered into with related parties are in the best interests of Banner and its shareholders.  As a general rule, transactions with directors and officers, and their related interests are prohibited.  An exception applies to normal banking relationships.

Our Code of Ethics provides that where an officer or director finds that any financial or business relationship with customers, consultants, or vendors may impair, or appear to impair, the independence of business judgment on behalf of Banner, that person must (1) disclose fully to a supervisor, the Chief Executive Officer or to the Board of Directors the existence and nature of the conflict and (2) remove and insulate himself/herself from all decision-making and action related to that financial or business activity of Banner.  Each year, our directors and officers complete a conflict of interest questionnaire to ensure that no conflicts, or potential conflicts, of interest are overlooked.

The Banks have followed a policy of granting loans to our employees, officers and directors, which fully complies with all applicable federal regulations.  All outstanding loans to our directors and executive officers: (1) were made in the ordinary course of business; (2) were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Banks; and (3) did not involve more than the normal risk of collectibility or present other unfavorable features when made.  Loans made to executive officers and directors are granted pursuant to the normal underwriting procedures of the Banks.  Loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to that person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.  All lines of credit to insiders that, combined with other loans, do not exceed $500,000 for directors and their related interests or $100,000 for executive officers and that do not fall within the exceptions to Regulation O of the Board of Governors of the Federal Reserve System must be approved by the Board of Directors at least annually.  All loan approval and review procedures are governed by written policies.

In addition, each director and executive officer completes a form annually to identify all related interests.  Deposit and loan accounts of directors, executive officers and related interests are then coded with special markers so that developments can be tracked.  Our Regulation O officer, a compliance specialist, monitors developments monthly and completes a quarterly report of Regulation O compliance which is submitted to the Board of Directors.

Director Independence.  Our common stock is listed on The Nasdaq Global Select Market.  In accordance with Nasdaq rules, at least a majority of our directors must be independent directors.  The Board has determined that 13 of our 15 directors are “independent,” as defined by Nasdaq.  Robert D. Adams, Gordon E. Budke, David B. Casper, Edward L. Epstein, David A. Klaue, Constance H. Kravas, Robert J. Lane, John R. Layman, Dean W. Mitchell, Brent A. Orrico, Wilber E. Pribilsky, Gary Sirmon and Michael M. Smith are independent.

DIRECTORS’ COMPENSATION

Director Compensation Table

The following table shows the compensation paid to our non-employee directors for 2009.  Directors who are employees of Banner or the Banks are not compensated for their services as directors; accordingly, compensation information for D. Michael Jones, who is our President and Chief Executive Officer, is included in the section entitled “Executive Compensation.”  We do not offer any non-equity incentive plan compensation to directors and the directors did not receive any stock or option awards in 2009; therefore, these columns have been omitted from the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)

Robert D. Adams	48,000	--	--	48,000
Gordon E. Budke	70,000	--	242	70,242
David B. Casper	38,000	--	--	38,000
Edward L. Epstein	39,000 (3)	--	36	39,036
Jesse G. Foster	3,000 (4)	(5)	196,529 (6)	199,529
David A. Klaue	36,000	--	--	36,000
Constance H. Kravas	36,000	--	85	36,085
Robert J. Lane	38,250	--	--	38,250
John R. Layman	47,000	--	--	47,000
Dean W. Mitchell	41,250	--	--	41,250
Brent A. Orrico	56,750 (7)	--	--	56,750
Wilber E. Pribilsky	36,000	--	--	36,000
Gary Sirmon	58,000 (3)	(8)	138,363 (9)	196,363
Michael M. Smith	47,000	--	36	47,036

(Footnotes appear on following page)

(1)
The following directors deferred all or a portion of their fees into Banner common stock or life insurance, pursuant to the deferred fee agreements described below: Adams, Casper, Klaue, Kravas, Layman, Mitchell, Orrico and Smith.

(2)	Unless otherwise noted, consists of dividends received on restricted stock.
(3)	Includes $3,000 in fees for attending meetings of the Board of Directors of Community Financial Corporation, a subsidiary of Banner Bank.
(4)
Pursuant to the terms of his consulting agreement (described below), Mr. Foster does not receive an annual retainer and does not earn fees for attending Board or committee meetings of Banner or Banner Bank. He only receives meeting fees for attending meetings of the Board of Directors of Community Financial Corporation.

(5)	The present value of Mr. Foster’s supplemental retirement benefits decreased by $44,405 in 2009.
(6)
Mr. Foster received $120,000 pursuant to his consulting agreement and $72,000 pursuant to his supplemental retirement agreement (each as described below), as well as an aggregate of $4,529 for a car allowance, country club dues and life insurance premiums paid.

(7)	Includes $18,000 in fees for attending meetings of the Board of Directors of Islanders Bank.
(8)	The present value of Mr. Sirmon’s supplemental retirement benefits and salary continuation plan decreased by $47,612 in 2009.
(9)
Mr. Sirmon received $77,062 pursuant to his salary continuation agreement and $57,604 pursuant to his supplemental retirement agreement (each as described below), as well as an aggregate of $3,697 for life and health insurance premiums.

During the year ended December 31, 2009, non-employee directors of Banner received an annual retainer of $33,000 and a fee of $1,000 per committee meeting attended.  The Chairman of the Board receives an additional $20,000 annual retainer, the Chairman of the Audit Committee receives an additional $20,000 annual retainer and the Chairmen of the Compensation Committee and the Corporate Governance/Nominating Committee receive an additional $250 per committee meeting attended.  Non-employee directors who serve on the Board of Community Financial Corporation, a subsidiary of Banner Bank, receive $500 for each meeting attended. Non-employee directors who serve on the Board of Islanders Bank receive an annual retainer of $17,400 and $300 per committee meeting attended.  Officers of Banner or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Board committees. The Board of Directors typically determines whether to adjust the annual retainer and meeting fees of directors in April of each year and from time to time requests recommendations from the Compensation Committee.

In order to encourage the retention of qualified directors, we have entered into deferred fee agreements whereby directors may defer all or a portion of their regular fees until retirement.  Each director may direct the investment of the deferred fees toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We have established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the directors have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred fee agreements provide pre-retirement death and disability benefits in an amount equal to the value of the director’s account balance upon the occurrence of either event.  At retirement, a director may elect to receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding the life expectancy of the director and the director’s beneficiary.  In connection with its acquisitions, Banner also assumed liability for certain deferred compensation plans for the acquired institutions’ directors.  At December 31, 2009, our estimated deferred compensation liability accrual with respect to non-employee directors under these agreements was $3.2 million.

Banner Bank entered into a salary continuation agreement in October 1993 with Mr. Gary Sirmon, a director and former Chairman, President and Chief Executive Officer of Banner and Banner Bank, to ensure his continued service through retirement.  Mr. Sirmon retired on July 16, 2005 and will receive monthly payments over a minimum of a 180-month period following retirement.  The annual payment for Mr. Sirmon under this agreement is $77,062, or approximately $6,422 per month.

Banner Bank also is party to an agreement with Mr. Sirmon to provide him with supplemental retirement benefits.  Banner Bank has purchased life insurance to recover these benefits and the benefits payable under the salary continuation agreement upon Mr. Sirmon’s death. The agreement provides that, following Mr. Sirmon’s retirement at or after attaining age 62 (which occurred on July 16, 2005) and for a minimum of a 180-month period thereafter, Banner Bank will pay him (or his beneficiary) an annual benefit based on his level of pre-retirement compensation and other retirement benefits.  The annual payment for Mr. Sirmon under this agreement is $57,604, or approximately $4,800 per month.

Banner Bank entered into a consulting agreement with Mr. Jesse G. Foster, a director and former executive officer of Banner, in December 2003.  The agreement, which is on a month-to-month basis and may be terminated by either party upon 30 days’ notice, provided for compensation of $10,000 per month.  Effective January 1, 2010, the compensation was reduced to $8,000 per month to reflect a reduction in his consulting engagement and effective March 1, 2010, the compensation was further reduced to $5,000 per month.  The monthly compensation includes any Board or committee fees payable to Mr. Foster.

Banner Bank also is party to an agreement with Mr. Foster to provide him with supplemental retirement benefits.  Banner Bank has purchased life insurance to recover the benefits payable under this agreement upon Mr. Foster’s death.  The agreement provides that, following Mr. Foster’s retirement at or after attaining age 62 and for a 12-year period thereafter, Banner Bank will pay him (or his beneficiary) an annual benefit equal to 40% of his average annual salary during the three years preceding his retirement.  The agreement also restricts Mr. Foster’s ability to compete with Banner Bank within a 50-mile radius of the former Banner Bank of Oregon’s main and branch office locations for a one-year period following his termination of employment.  Mr. Foster retired as an executive officer effective as of December 31, 2003 and is receiving payments of $6,000 per month under this agreement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Banner Board of Directors is responsible for setting the policies and compensation levels for Banner directors, officers and employees, while the Compensation Committee of the Banner Bank Board of Directors is responsible for setting the policies and compensation levels for Banner Bank directors, officers and employees.  Banner Bank is the primary subsidiary of Banner.  Each Committee is responsible for evaluating the performance of its Chief Executive Officer while the Chief Executive Officer evaluates the performance of other senior officers and makes recommendations to the appropriate Committee regarding compensation levels.

The Compensation Committee continually reviews executive compensation.  The recent economic downturn has impacted and will continue to impact our compensation for the foreseeable future.  In particular, we did not pay any bonuses to the named executive officers for 2008 and 2009 and do not anticipate paying any bonuses to the named executive officers for 2010.  On November 21, 2008, Banner received $124 million from the U.S. Department of the Treasury as part of the Capital Purchase Program.  The additional capital is intended to enhance our capacity to support the communities we serve through expanded lending activities and economic development.  Participation in this program will affect executive compensation, as described below.

Impact of American Recovery and Reinvestment Act of 2009 on Executive Compensation.  Effective November 21, 2008, Banner completed the sale to the U.S. Department of the Treasury of 124,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), with a related warrant to purchase 1,707,989 shares of Banner’s common stock (the “Treasury Warrant”).  The issuance was the result of the Treasury’s approval of Banner’s application to participate in the Treasury’s Capital Purchase Program, which was established by Treasury pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008 (the “EESA”).  Banner was required to make certain changes to its executive compensation arrangements as necessary to comply with the provisions of the EESA.  Effective February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”).  The ARRA amends the provisions of the EESA that are applicable to Troubled Asset Relief Program (“TARP”) recipients, such as Banner.  Accordingly, Banner is now subject to additional limitations on executive compensation, including a provision for recovery of bonus, retention awards, or incentive compensation paid based on earnings, revenue, gains or other criteria later found to be materially inaccurate, a prohibition on making golden parachute payments, a prohibition on paying or accruing any bonus, retention award or incentive compensation (except for certain grants of long-term restricted stock), and providing tax gross-ups.  These restrictions and prohibitions apply to various Banner officers, as discussed in greater detail herein.

Objectives and Overview of the Compensation Program.  Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders.  The principles underlying the executive compensation policies include the following:

●	to attract and retain key executives who are vital to our long-term success and are of the highest caliber;

●	to provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance;

●	to motivate executives to enhance long-term shareholder value by granting awards tied to the value of our common stock; and

●	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Committees consider a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Banner and Banner Bank as a whole with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Banner and Banner Bank during the year.

Compensation Consultant.  In late 2008, the Banner Compensation Committee engaged Swanson Watts LLC to assist the Committee with its periodic review of Banner’s executive pay practices by performing a total compensation benchmarking analysis.  In particular, Swanson Watts reviewed and analyzed the current executive compensation and benefit practices for the named executive officers, comparing these practices to those of Banner’s peer group.  The peer group consists of 16 financial institutions ranging in total assets from $1 billion to $12 billion and headquartered in Washington, Oregon, Montana and California.  Swanson Watts presented data in two groupings: (1) the subset of nine Northwest financial institutions Banner has historically monitored, and (2) all 16 financial institutions, including seven California institutions that are similar in asset size to Banner.  Banner has historically monitored the following nine financial institutions:

AmericanWest Bancorporation	Glacier Bancorp, Inc.
Cascade Bancorp	Sterling Financial Corp.
Columbia Bancorp	Umpqua Holdings Corporation
Columbia Banking System	West Coast Bancorp
Frontier Financial Corporation

Banner monitored this peer group because management believes these institutions represent Banner’s most direct competitors in the markets it serves, in terms of services offered as well as competition for employees.  Swanson Watts added the following California financial institutions to its analysis:

CVB Financial Corp	PFF Bancorp, Inc.
First Community Bancorp	SVB Financial Group
Hanmi Financial Corp	Westamerica Bancorporation
Imperial Capital Bancorp, Inc.

These institutions were added to provide better comparative data for financial institutions similar to Banner in terms of asset size.  Swanson Watts presented the results of its benchmarking analysis to the Compensation Committee in February 2009.  The Committee considered the results of the analysis in determining whether any changes to executive compensation were necessary; however, as a result of restrictions on executive compensation as a result of Banner’s participation in the Treasury’s Capital Purchase Program, the Committee made no changes based on the analysis presented by Swanson Watts.

Compensation Program Elements.  The Compensation Committees focus primarily on the following five components in forming the total compensation package for our named executive officers:

●	base salary;

●	incentive compensation;

●	deferred compensation;

●	long-term incentive compensation; and

●	participation in a supplemental executive retirement program.

The current compensation plans involve a combination of salary, deferred compensation, phantom stock awards to reward long-term performance and a supplemental executive retirement program to ensure the continued service of executive officers.  During the year ended December 31, 2009, there were no at-risk incentives to reward short-term performance and none are contemplated for 2010 as a result of Banner’s participation in the Treasury’s Capital Purchase Program.

Base Salary.  The salary levels of executive officers are designed to be competitive within the banking and financial services industries.  In addition to the benchmarking analysis described above, the Compensation Committees evaluate current salary levels by surveying similar institutions in Washington, Oregon, the Northwest and the United States.  The Committees’ peer group analyses focus on asset size, nature of ownership, type of operation and other common factors.  Specifically, the Committees annually review the Northwest Financial Industry Salary Survey prepared by Milliman (actuaries and consultants) in association with the Washington Bankers Association, the Washington Financial League and the Oregon Bankers Association, covering 98 Northwest financial organizations in Washington, Oregon and Idaho, the American Bankers Association 2009 Compensation and Benefits Survey, which covers 407 responding financial institutions, the Moss Adams 2009 Bankers’ Compensation Survey, covering 65 respondents,  and the Compensation Data 2009 Banking and Finance West survey published by Compdata Surveys, covering 85 banking and finance companies in the western United States.

The Compensation Committees take a number of factors into account when setting the base salaries of the named executive officers.  These factors include peer data provided by compensation consultants and the Committees’ review of compensation surveys, the officer’s level of experience, the responsibilities assigned to the officer and the officer’s performance during the previous year.

Incentive Compensation Program. Historically, a short-term incentive plan had been in effect for the officers of Banner Bank which was designed to compensate for performance.  The plan was designed to provide for incentive compensation with established targets of 35% of salary for the Chief Executive Officer, 30% of salary for executive vice presidents and 18% to 25% of salary for certain other officers.  In certain circumstances, incentive compensation was payable at higher levels based on exceptional performance.  In making awards under this plan, the Compensation Committee, the President and Chief Executive Officer or executive officers, as appropriate, reviewed quantifiable data related to specific shared corporate goals and individual performance goals.  Individual performance goals varied significantly depending primarily on the assigned responsibilities of each officer and may have included such items as business unit performance measures, staff management, project completion, or individual loan or deposit production totals.  However, as a result of the economic environment and Banner’s anticipated operating results, no awards were contemplated or paid for the year ended December 31, 2009.  In addition, Banner’s participation in the Treasury’s Capital Purchase Program currently prohibits it from paying or accruing any bonus, retention award or incentive compensation to its five most highly compensated employees; therefore, Mr. Jones, Ms. Purcell and three employees who are not named executive officers were not eligible to receive incentive awards for the year ended December 31, 2009.  This prohibition will be effective for as long as the 124,000 shares of Banner’s Series A Preferred Stock sold to the Treasury remain outstanding. Future incentive awards for eligible executive vice presidents and certain other officers under a short-term incentive plan, such as that described above, will depend upon Banner’s operating results, among other factors.

Deferred Compensation.  In 2004, we adopted deferred compensation plans which allow executive officers of Banner to defer all or part of their cash compensation or non-qualified stock options until retirement.  Each executive officer may direct the investment of the deferred compensation toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the executive officers have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred compensation agreements provide pre-retirement death and disability benefits in an amount based on the value of the executive officer’s account balance upon the occurrence of either event.  At retirement, an executive officer may elect to receive the balance of his account in a lump sum or in annual installments over a period not exceeding the life expectancy of the executive officer and his beneficiary.  At December 31, 2009, our estimated deferred compensation liability accrual with respect to executive officers under these agreements was $760,000.

Section 401(a)(17) of the Internal Revenue Code limits the amount of compensation that is considered for purposes of determining the maximum contribution to Banner Bank’s tax-qualified profit sharing plan by eligible employees.  For 2009, this limit was $245,000 and remains the same for 2010.  In previous years, we have credited executive officers whose total compensation exceeds this amount with additional deferred compensation to restore amounts that could not be contributed to the profit sharing plan as a result of the Section 401(a)(17) limitation.  However, for 2009 we did not provide any such credits to our executive officers.

Long-Term Incentive Compensation.  Our shareholders approved the 2001 Stock Option Plan, under which officers may receive grants of stock options.  Shareholders also approved the 1996 Management Recognition and Development Plan, the 1996 Stock Option Plan and the 1998 Stock Option Plan, under which grants of stock options and awards of restricted shares are outstanding, but no further grants or awards may be made.  We believe that stock ownership by our officers is a significant factor in aligning the interests of the officers with those of shareholders.  Stock options and stock awards under these plans are allocated based upon the officers’ level of responsibility and expected contributions to Banner and Banner Bank as judged by the Compensation Committee or the Board of Directors.  The Compensation Committee considers a number of factors in granting equity awards.  These factors differ from year to year, but generally include a review of trends in making awards by Banner’s peer group and the Committee’s view on what is necessary for retention, as well as the potential recipient’s other compensation and value to Banner.  The Compensation Committee does not place any specific weight on any of the factors it considers.  As a result of the limited number of stock options available for granting purposes, no stock options were granted in 2009.

Stock ownership is enhanced through participation in our ESOP, under which eligible employees receive an allocation of Banner stock based on a percentage of eligible wages.  We also provide a 401(k) profit sharing plan.  The Board of Directors has appointed an administrative committee of Banner Bank officers to administer the ESOP and the 401(k) plan, and the named executive officers participate in both of these plans.  On an annual basis, the Board of Directors establishes the level of employer contributions to the ESOP and the 401(k) plan, which applies to all eligible participants including the named executive officers.  In 2008, we contributed two percent of eligible wages into the ESOP on behalf of each eligible participant, and we matched the first four percent of participants’ contributions into the 401(k) plan each payroll period.  In 2009, we matched the first four percent of participants’ contributions into the 401(k) plan for the month of January but did not contribute to either the ESOP or 401(k) plan thereafter because the Board of Directors considered it prudent to reduce employee benefit costs as an expense saving measure duing a year of reduced profitability.

On June 13, 2006, the Board of Directors adopted the Banner Corporation Long-Term Incentive Plan, in accordance with the recommendations made by Banner’s Compensation Committee.  The plan is an account-based type of benefit, the value of which is directly related to changes in the value of Banner common stock, commonly known as a “phantom stock plan.”  The primary objective of the plan is to encourage retention and reward performance by allowing executives who remain with Banner or Banner Bank for a five-year period of time to share in increases in the value of Banner’s common stock.  Although the plan benefits are tied to the increase in value of Banner stock during the vesting period, the plan benefit is paid in cash rather than Banner stock, hence the term “phantom stock.”  The plan was amended on May 5, 2008 to eliminate the 25% cap on the amount of any annual increase in the value of an award, to clarify certain provisions and to allow for the repricing of existing and future awards.

Within 30 days after a grant of phantom stock, the participant must elect how and when plan benefits will be paid.  One election relates to the timing of when the benefit will be paid: upon separation from service; at a specific time; or upon completion of 60 months of continuous service.  If no election is made, payment will be made upon the participant’s separation from service.  In the case of certain key employees, payment may be delayed for six months in order to comply with Section 409A of the Internal Revenue Code.  The other election relates to the form of payment, with the choices being a lump sum or monthly installments over 120 months.  If no election is made, distribution will be in the form of a lump sum.  With respect to monthly installments, there will be no change in a monthly installment amount based on changes in the value of Banner stock or dividends.  Instead, the value of the long-term incentive benefit will be adjusted annually to reflect Banner Bank’s average earning assets rate for the preceding year.  The initial awards under this program were made in July 2006.  Subsequent awards are granted at the discretion of the Compensation Committee as it deems appropriate.  In 2009, only non-employee directors and non-executive officers received awards under the Long-Term Incentive Plan.  Banner’s participation in the Treasury’s Capital Purchase Program currently prohibits it from paying or accruing any bonus, retention award or incentive compensation, which includes a grant of phantom stock, to its five most highly compensated employees; therefore, Mr. Jones, Ms. Purcell and three employees who are not named executive officers were not eligible to receive phantom stock awards for the year ended December 31, 2009.  This prohibition will be effective for as long as the 124,000 shares of Banner’s Series A Preferred Stock sold to the Treasury remain outstanding.

Supplemental Executive Retirement Program.  We have adopted a supplemental executive retirement program (“SERP”) for each of the named executive officers.  The SERP is intended to encourage retention by ensuring that the named executive officers reach a targeted retirement income, recognizing their value to Banner and rewarding them for their long-term service commitments.  At termination of employment at or after retirement age and achievement of a service requirement, the executive’s annual benefit under the SERP, which may be reduced by certain other retirement benefits, would be computed as a percentage of the executive’s final average compensation (as defined in the plan) and the executive’s annual years of service (called the “supplemental benefit”).  The executives are eligible for a reduced benefit upon early retirement if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before retirement age.  The SERP also provides for payments in the event of an executive’s disability or death, or termination in the event of a change in control, all as discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.”  Executives’ receipt of payments under the SERP are subject to confidentiality and non-competition provisions.  The executive officers have the status of unsecured creditors of Banner Bank with respect to the benefits accrued under the SERP.

Allocation of Compensation.  We do not have any specific policies regarding allocation of total compensation between short-term and long-term elements, or cash and non-cash elements.  For 2009, the composition of total compensation for our named executive officers was as follows:
Type of Compensation	Percentage of Total Compensation

Base salary	73%
Deferred compensation and long-term incentive compensation	0
Supplemental executive retirement program	24
All other compensation	3

Compensation Committee Report

The Compensation Committee of Banner’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the Committee’s discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this proxy statement.

The Compensation Committee certifies that:

(1)     It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Banner;

(2)      It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Banner; and

(3)      It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Banner to enhance the compensation of any employee.

In October 2009, the Banner Compensation Committee met with the Senior Risk Management Officer to discuss, evaluate and review our senior executive officer compensation plans and employee compensation plans and the risks, if any, these plans pose to Banner as required by our participation in the Treasury’s Capital Purchase Program.  They met to determine whether any features in senior executive officer compensation plans could lead those officers to take unnecessary and excessive risks that would threaten the value of Banner, and whether any features in employee compensation plans unnecessarily expose Banner to risks, including any features of senior executive officer or employee compensation plans that would encourage behavior focused on short-term results rather than long-term value creation.  They also met to discuss, evaluate and review the terms of employee compensation plans for the purpose of determining whether they contain any feature that could encourage the manipulation of the reported earnings of Banner to enhance the compensation of an employee.

The Compensation Committee and Senior Risk Management Officer concluded that our senior executive officer compensation plans do not encourage the senior executive officers to take unnecessary and excessive risks that would threaten the value of Banner; that senior executive officer or employee compensation plans do not unnecessarily expose Banner to risks or contain any features that would encourage senior executive officer or employee behavior focused on short-term results rather than long-term value creation; and that employee compensation plans do not contain any feature that could encourage the manipulation of the reported earnings of Banner to enhance the compensation of an employee.

In reaching these conclusions, the Compensation Committee and Senior Risk Management Officer considered elements of Banner’s Strategic Plan, including keys to success, financial measures and other goals; Banner’s unique and material risks, including long-term and short-term risks, and the key features of senior executive officer and employee compensation plans.  They also considered information from the Swanson Watts LLC total compensation benchmarking analysis noted above.

During 2009, senior executive officer compensation predominately consisted of base salary, deferred compensation and the SERP.  The Committee and the Senior Risk Management Officer noted that combined senior executive officer base salaries appeared reasonably balanced as a percentage of total compensation and that the level of combined senior executive officer base salaries appeared similar to peers and are therefore risk neutral with only a slight bias towards risk taking to enhance short-term earnings.  Although long-term incentive compensation was not a significant component of compensation in 2009, they noted that long-term incentive compensation requires participants to remain in the active employment of Banner for an extended period of time (typically five years or more of vesting) to obtain the full benefit of the plan.  In addition, the value of long-term incentives are predominantly, if not wholly, dependent on the value of Banner’s common stock; therefore, these incentives serve to promote long-term value creation by each participant.

The Committee and the Senior Risk Management Officer noted that senior executive officers may elect to participate in deferred compensation plans as described elsewhere in this Proxy Statement and that they may direct the investment of deferred compensation toward the purchase of Banner common stock.  Risks associated with this feature of the plan are mitigated by several features of the plan, including: required advance selection of the form and timing of plan distributions; waiting periods in the event of making a change in desired distributions; and the inability of a senior executive officer to accelerate plan payments.  Further, Banner establishes grantor trusts to hold the investments associated with senior executive officer deferred compensation elections.  This means that senior executive officers have the status of unsecured creditors of Banner with respect to trust assets; therefore, participation in the deferred compensation plan creates a bias towards long-term value creation and the financial strength of Banner.

The SERP component of senior executive officer compensation also appears to create a bias towards long-term value creation because each participant is an unsecured creditor of Banner.  While a SERP participant’s benefits are tied, in part, to the value of Banner common stock because of the offset for tax-qualified benefits which includes the ESOP, the risks associated with this feature of the plan are mitigated by several provisions of the plan, including restrictions on changing the form of benefit and prohibitions on accelerating benefits.

The Compensation Committee and Senior Risk Management Officer further observed that Banner’s internal controls over financial reporting and disclosures which provide for an audited review of assets, liabilities, capital, revenues and expenses as well as the financial reports released to regulators, shareholders and the public provide for an extensive array of preventive and detective controls that individually and collectively serve to discourage and deter any senior executive officer or employee from contemplating or taking any action to manipulate reported earnings.  The

Compensation Committee and Senior Risk Management Officer further concluded that senior executive officer compensation plans reflect the need for Banner to remain a competitive enterprise, to retain and recruit talented employees who will contribute to Banner’s future success, and ultimately to repay TARP Capital Purchase Program obligations.

The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee

Dean W. Mitchell, Chair
David B. Casper
David A. Klaue
Robert J. Lane

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers: (1) D. Michael Jones, our Chief Executive Officer; (2) Lloyd W. Baker, our Chief Financial Officer; and (3) our three other most highly compensated executive officers, who are Richard B. Barton, Cynthia D. Purcell and Paul E. Folz.  No executive officer of Islanders Bank or Community Financial Corporation is an executive officer of Banner.  The named executive officers did not receive any option awards or non-equity incentive plan compensation; therefore, these columns have been omitted from the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

D. Michael Jones	2009	425,000	--	--	2,516 (4)	9,754	437,270
President and	2008	425,000	--	--	81,488 (4)	27,461	533,949
Chief Executive Officer	2007	415,000	175,000	--	286,502 (4)	49,562	926,064

Lloyd W. Baker	2009	250,000	--	--	180,550 (5)	10,090	440,640
Executive Vice President,	2008	220,000	--	14,400	211,068 (5)	24,488	469,956
Chief Financial Officer	2007	202,167	65,000	--	172,912 (5)	27,958	468,037

Richard B. Barton	2009	254,000	--	--	103,812 (6)	20,168	377,980
Executive Vice President,	2008	236,250	--	10,800	173,760 (6)	35,531	456,341
Senior Credit Officer	2007	222,500	55,000	--	186 (6)	37,271	314,957

Cynthia D. Purcell	2009	270,000	--	--	101,815 (7)	6,536	378,351
Executive Vice President,	2008	257,650	--	14,400	220,176 (7)	21,444	513,670
Chief Operating Officer	2007	239,792	70,000	--	103,429 (7)	26,593	439,814

Paul E. Folz	2009	260,000	--	--	101,779 (8)	8,921	370,700
Executive Vice President,	2008	257,500	--	10,800	168,982 (8)	21,626	458,908
Community Banking	2007	239,792	65,000	--	480 (8)	26,484	331,756

_____________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation - Stock Compensation" ("FASB ASC Topic 718"). For a discussion of valuation assumptions, see Note 19 of the Notes to Consolidated Financial Statements in Banner's Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	See Pension Benefits below for a detailed discussion of the assumptions used to calculate the Change in Pension Value.
(3)	Includes 401(k) plan contributions, dividends on unvested restricted stock, life insurance premiums, club dues and company car allowance.

(Footnotes continue on following page)

(4)
For 2009, represents above-market earnings on deferred compensation. For 2008, consists of an increase in the value of Mr. Jones's SERP of $76,449 and above-market earnings on deferred compensation of $5,039. For 2007, consists of an increase in the value of Mr. Jones's SERP of $278,664 and above-market earnings on deferred compensation of $7,838.

(5)	Represents an increase in the value of Mr. Baker's SERP.
(6)
Consists of the following increases in the value of Mr. Barton's SERP: $103,753 for 2009 and $173,639 for 2008; and the following amounts of above-market earnings on deferred compensation: $59 for 2009 and $121 for 2008. For 2007, represents above-market earnings on deferred compensation.

(7)	Represents an increase in the value of Ms. Purcell's SERP.
(8)
Consists of the following increases in the value of Mr. Folz's SERP: $101,595 for 2009 and $168,667 for 2008; and the following amounts of above-market earnings on deferred compensation: $184 for 2009 and $315 for 2008. For 2007, represents above-market earnings on deferred compensation.

    Employment Agreements.  We entered into employment agreements with Mr. Jones on February 11, 2002, Mr. Baker on July 1, 1998, Ms. Purcell on March 3, 2001 and Messrs. Barton and Folz on June 3, 2002.  The agreements provide that each executive’s base salary is subject to annual review.  The base salaries for 2010 for Mr. Jones, Mr. Baker, Mr. Barton, Ms. Purcell and Mr. Folz are $425,000, $250,000, $254,000, $285,000 and $260,000, respectively.  In addition to base salary, the agreements provide for the executive’s participation in the employee benefit plans and other fringe benefits applicable to executive personnel.  The initial three-year term of each agreement may be extended annually for an additional year at the discretion of the Board of Directors of Banner Bank.  The agreements were extended on the following dates: Messrs. Barton and Folz, June 1, 2009, Mr. Baker, July 1, 2009, Mr. Jones, February 11, 2010 and Ms. Purcell, March 1, 2010.  The agreements provide that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards

The following information with respect to outstanding stock and option awards as of December 31, 2009 is presented for the named executive officers.

	Option Awards (1)					Stock Awards (2)
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

D. Michael Jones	--	--	--	--	--	--	--

Lloyd W. Baker	11/21/00	4,800	--	13.09	11/21/10
	12/19/01	4,800	--	16.43	12/19/11
	03/25/03	5,000	--	15.67	03/25/13
	12/16/04	2,000	--	31.71	12/16/14
						8,250 (3)	8,500

Richard B. Barton	06/03/02	14,000	--	22.05	06/03/12
	03/25/03	5,000	--	15.67	03/25/13
	12/16/04	2,000	--	31.71	12/16/14
						7,250 (4)	8,160

Cynthia D. Purcell	11/21/00	4,800	--	13.09	11/21/10
	12/19/01	4,800	--	16.43	12/19/11
	03/25/03	5,000	--	15.67	03/25/13
	12/16/04	2,000	--	31.71	12/16/14
						8,250 (3)	8,500
Paul E. Folz	06/03/02	14,000	--	22.05	06/03/12
	03/25/03	5,000	--	15.67	03/25/13
	12/16/04	2,000	--	31.71	12/16/14	7,250 (4)	8,160
_____________
(1)	Option grants vest pro rata over a five-year period from the grant date, with the first 20% vesting one year after the grant date.
(2)	Represents phantom stock awards. Phantom stock awards vest after five years of service from the date of grant.
(3)	Consists of the following awards of phantom stock: 4,250 shares on July 1, 2006 and 4,000 shares on May 5, 2008.
(4)	Consists of the following awards of phantom stock: 4,250 shares on July 1, 2006 and 3,000 shares on May 5, 2008.

Option Exercises and Stock Vested

The following table shows the value realized upon vesting of stock awards for our named executive officers in 2009.  The named executive officers did not exercise any stock options in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

D. Michael Jones	--	--
Lloyd W. Baker	100	247
Richard B. Barton	100	247
Cynthia D. Purcell	100	247
Paul E. Folz	100	247

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at December 31, 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

D. Michael Jones	Supplemental Executive Retirement Program	7(2)	1,210,627	--
Lloyd W. Baker	Supplemental Executive Retirement Program	15	1,269,640	--
Richard B. Barton	Supplemental Executive Retirement Program	3	277,412	--
Cynthia D. Purcell	Supplemental Executive Retirement Program	25	920,250	--
Paul E. Folz	Supplemental Executive Retirement Program	3	270,262	--
______________
(1)
Amounts shown assume normal retirement age as defined in individual agreements, except for Mr. Jones who has reached retirement age and is assumed for present value calculation purposes to retire on December 31, 2009, and an assumed life of 82 years for the recipient and recipient’s spouse, with the projected cash flows discounted at six and one-half percent to calculate the resulting present value.

(2)	As of December 31, 2008, Mr. Jones agreed to limit his years of service to seven years.

Supplemental Executive Retirement Program.  We have adopted a SERP for each of the named executive officers.  Banner Bank has purchased life insurance on each of the executives in an amount sufficient to recover the benefits payable under the SERP, payable upon their deaths.  The SERP provides for payments in the event of retirement, early retirement, disability, involuntary termination following a change in control and death.  These payments are discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.”

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified in which the named executive officers participated in 2009.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(2)

D. Michael Jones	--	--	(3,060)	--	646,101
Lloyd W. Baker	--	--	(21,086)	--	9,457
Richard B. Barton	--	--	837	--	16,331
Cynthia D. Purcell	--	--	1,870	--	8,032
Paul E. Folz	--	--	(6,229)	--	51,355

(Footnotes appear on following page)

(1)	The following amounts, constituting above-market earnings, were reported as compensation in 2009 in the Summary Compensation Table: for Mr. Jones, $2,516; for Mr. Barton, $59; and for Mr. Folz, $184.
(2)
Of these amounts, the following amounts were previously reported as compensation to the officers in the Summary Compensation Table: for Mr. Jones, $64,634; for Mr. Baker, $4,310; for Mr. Barton, $5,150; for Ms. Purcell, $4,772; and for Mr. Folz, $7,811.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, early retirement, normal retirement and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of December 31, 2009, the value of potential payments and benefits following a termination of employment under a variety of scenarios.  However, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making a golden parachute payment to a named executive officer or any of the next five most highly compensated employees.  For purposes of this restriction, a golden parachute payment means any payment for the departure from a TARP recipient for any reason, or any payment due to a change in control of the TARP recipient, except for payments for services performed or benefits accrued.  Excluded from the restriction are payments made in the event of an employee’s death or disability.  The affected executives signed compensation modification agreements to comply with the restriction against making golden parachute payments.  Accordingly, except for payments for services performed or benefits accrued, our named executive officers are not currently eligible to receive any payments upon termination without just cause or in connection with a change in control pursuant to their employment agreements or  supplemental executive retirement program but they, or their beneficiaries, remain eligible to receive payments upon a termination due to death or disability.  The prohibition against golden parachute payments will be effective for as long as the 124,000 shares of Banner’s Series A Preferred Stock sold to the Treasury remain outstanding.

	Death ($)	Disability ($)	Involuntary Termination ($)	Involuntary Termination Following Change in Control ($)	Early Retirement ($)	Normal Retirement ($)

D. Michael Jones
Employment Agreement	--	--	885,417(1)	2,119,492(1)	--	--
SERP	67,025(2)	134,050(2)	134,050(2)	134,050(2)	134,050(2)	134,050(2)
Equity Plans	--	--	--	--	--	--

Lloyd W. Baker
Employment Agreement	--	166,667(2)	625,000(1)	762,707(1)	--	--
SERP	60,163(2)	120,325(2)	120,325(3)	120,325(3)	120,325(3)	120,325(2)
Equity Plans	--	--	--	8,500(1)	--	8,500

Richard B. Barton
Employment Agreement	--	169,333(2)	613,833(1)	878,577(1)	--	--
SERP	17,052(2)	34,103(2)	34,103(4)	34,103(4)	34,103(4)	34,103(2)
Equity Plans	--	--	--	8,160(1)	--	8,160

Cynthia D. Purcell
Employment Agreement	--	190,000(2)	617,500(1)	819,720(1)	--	--
SERP	76,860(2)	153,719(2)	94,222(3)	94,222(3)	94,222(3)	153,719(2)
Equity Plans	--	--	--	8,500(1)	--	8,500

Paul E. Folz
Employment Agreement	--	173,000(2)	628,333(1)	839,560(1)	--	--
SERP	17,546(2)	35,092(2)	35,092(3)	35,092(3)	35,092(3)	35,092(2)
Equity Plans	--	--	--	8,160(1)	--	8,160

___________
(1)	Payment is prohibited as a result of Banner’s participation in the Treasury’s Capital Purchase Program.
(2)	Indicates annual payments.
(3)	Indicates annual payments (which may not begin before age 62).
(4)	Indicates annual payments (which may not begin before age 68).

      Employment Agreements.  The employment agreements with Messrs. Baker, Barton and Folz and Ms. Purcell provide for payments in the event of death, disability or termination.  The employment agreement with Mr. Jones provides for payments in the event of death or termination.  In the event of an executive’s death during the term of his employment agreement, we will pay to his estate the compensation due through the last day of the calendar month in which his death occurred.

The employment agreements with Messrs. Baker, Barton and Folz and Ms. Purcell provide that if the executive becomes disabled or incapacitated to the extent that he or she is unable to perform the duties of his or her position, he or she shall receive short-term disability benefits equal to 100% of his or her monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66 2/3% of monthly salary beginning on the 181st day of disability and continuing until he or she attains age 65.  These benefits will be reduced by the amount of any benefits payable to the executive under any other disability program of Banner Bank.  The Bank currently provides disability benefits with certain limitations to all full time employees.  In addition, during any period of disability, the executive and his or her dependents shall, to the greatest extent possible, continue to be covered under all executive benefits plans of Banner Bank, including without limitation, its retirement plans, life insurance plan and health insurance plans, as if actively employed by Banner Bank.  If the executive is disabled for a continuous period exceeding six calendar months, Banner Bank may, at it election, terminate the employment agreement.

The employment of the executives is terminable at any time for just cause as defined in the agreements.  In addition, the employment of the executive may be terminated without just cause, in which case the agreement provides that he or she would continue to receive base salary over the remaining term.  As described previously, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from a making a payment upon termination without just cause to a named executive officer.

The employment agreements also provide for benefits in the event of the executives’ termination in connection with a change in control.  If, after a change in control, we terminate an executive’s employment or otherwise change the circumstances in which he or she is employed, or cause a reduction in responsibilities or authority or compensation or other benefits provided under the employment agreement without consent, the agreements provide that we must pay to the executive and provide him or her, or the his or her beneficiaries, dependents and estate, with the following: (1) 2.99 times the executive’s base amount (as defined in Section 280G of the Internal Revenue Code of 1986); and (2) during the period of 36 calendar months beginning with the event of termination, continued coverage under all Banner employee benefit plans as if the executive were still employed during that period under the employment agreement.  The employment agreements limit these payments and do not allow payments of amounts in excess of the limits imposed by Section 280G of the Internal Revenue Code.  As described previously, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making a payment in connection with a change in control to a named executive officer.

Supplemental Executive Retirement Program.  We have adopted a supplemental executive retirement program (“SERP”) for each of the named executive officers.  At termination of employment at or after attaining age 62 (age 65 for Mr. Jones and age 68 for Mr. Barton) and having achieved a service requirement, the executive’s annual benefit under the SERP would be computed as the product of 3% (4% for Messrs. Barton and Folz) of the executive’s final average compensation (defined as the three calendar years of the executive’s annual cash compensation, including bonuses, which produce the highest average within the executive’s final eight (five in the case of Mr. Jones) full calendar years of employment) and the executive’s annual years of service (subsequent to January 1, 2007 for Messrs. Barton and Folz) (called the “supplemental benefit”).  However, the supplemental benefit would be limited such that the sum of (1) amounts payable from the executive’s other retirement benefits from Banner and Banner Bank and (2) the supplemental benefit may not exceed 60% of final average compensation (for Messrs. Barton and Folz, the supplemental benefit may not exceed the product of 3% times his total years of service and his final average compensation).  Payment of the supplemental benefit begins on the first day of the month next following the executive’s retirement date and continues monthly for the executive’s life, unless the executive is a specified employee (as defined in Section 416(i) of the Internal Revenue Code), in which case payment begins on the first day of the month following the six-month anniversary of the executive’s termination of employment.  The executives are eligible for a reduced benefit upon retirement prior to age 62 (age 68 for Mr. Barton) if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

In the event of the executive’s termination of employment prior to his or her retirement date by reason of disability (or in the case of Mr. Jones, for good reason), the agreements provide that the executive or the executive’s surviving spouse shall receive the supplemental benefit described above as if the executive’s retirement date had occurred on the date immediately preceding termination of employment.  “Good reason” is defined as having occurred when: (1) the executive is assigned duties which are largely inferior to his duties immediately prior to a change of control; (2) the executive’s incentive and benefit plans, programs or arrangements are terminated, or the executive’s participation is reduced to such an extent as to materially reduce their aggregate value; or (3) the executive is required to relocate his principal business office or his principal place of residence outside of the area consisting of a 35-mile radius from the current main office and any branch of Banner Bank, or the executive is assigned duties that would reasonably require such a relocation.  As described previously, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making a payment to Mr. Jones upon a termination for good  reason.

In the event of the executive’s death, the executive’s surviving spouse shall receive a spouse’s supplemental benefit.  If the death occurs following the executive’s retirement date, the surviving spouse shall be entitled to a spouse’s supplemental benefit, payable for life, equal to 50% of the monthly amount of the supplemental benefit payable to the executive prior to his or her death.  If the death occurs while the executive is actively employed by Banner or any of its affiliates, the surviving spouse shall receive a spouse’s supplement benefit equal to 50% of the amount the executive would have received as a supplemental benefit if the executive’s retirement date had occurred on the date immediately preceding the executive’s death.

With respect to each of the named executive officers other than Mr. Jones, the agreement provides that in the event of the executive’s involuntary termination of employment on or after the effective date of a change in control, the date of termination shall be treated as the executive’s retirement date and he or she shall be entitled to receive a supplemental benefit.  If the executive had reached his or her retirement date, the supplemental benefit would be calculated as described above for normal retirement and if the executive had not reached his or her retirement date but had satisfied the years of service requirement, the supplemental benefit would be calculated as described above for early retirement.  No benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.  As described previously, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making a payment in connection with a change in control to a named executive officer.

In the event of Mr. Jones’s involuntary termination of employment or termination for good reason on or after the effective date of a change in control, his agreement provides that the date of termination shall be his retirement date and he shall be entitled to receive a supplemental benefit calculated for normal retirement.  Within 90 days prior to the effective date of the change in control, the agreement provides that Mr. Jones may elect to have the supplemental benefit payable (1) monthly for life, beginning either on the first day of the month next following his retirement date or if he is a specified employee, the first day of the month following the six-month anniversary of his termination of employment, or (2) beginning on a date specified by Mr. Jones.  As described previously, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making a payment in connection with a change in control to a named executive officer.

The supplemental benefit shall cease to be paid to the executive (and rights to the spouse’s supplemental benefit shall terminate) if the executive (1) discloses material confidential information or trade secrets concerning Banner Bank or any of its subsidiaries without its consent or (2) engages in any activity that is materially damaging to the Bank including engaging in competitive employment during the three-year period beginning on the executive’s retirement date (or in the case of Messrs. Barton and Folz, during the two-year period beginning on the date of his involuntary termination of employment on or after the effective date of a change of control.

Equity Plans.  Our 2001 Stock Option Plan and Long-Term Incentive Plan provide for accelerated vesting of awards in the event of a change in control.  If a change in control occurs: (1) all options granted and not fully exercisable will become exercisable in full; and (2) awards of phantom stock will vest fully and be payable within 60 days.  In addition, if a tender offer or exchange offer for Banner’s shares commences, options granted under the 2001 Stock Option Plan and not fully exercisable will become exercisable in full.  The Long-Term Incentive Plan also provides that a participant who (1) has attained age 65, (2) voluntarily terminates employment with Banner and its affiliates, (3) is not vested at the time of the termination of employment and (4) enters into a non-competition agreement for a period equal to the greater of two years from the participant’s separation from service or the period of time necessary for the participant to fully vest in his or her benefit, shall have continuous service  credited on his or her behalf for vesting purposes for a period equal to the term of the non-competition agreement.  As described previously, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making golden parachute payments to the named executive officers and this includes accelerating equity awards.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Dean W. Mitchell, David B. Casper, David A. Klaue and Robert J. Lane.  No members of the Compensation Committee were officers or employees of Banner or any of its subsidiaries during the year ended December 31, 2009, nor were they formerly Banner officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law.  For financial institutions that have received or will receive financial assistance under the troubled asset relief program (“TARP”) or related programs, such as Banner, the ARRA significantly rewrites the original executive compensation and corporate governance provisions of Section 111 of the Emergency Economic Stabilization Act of 2008.  Notably, the ARRA requires that TARP recipients permit shareholders to vote to approve executive compensation.  This proposal, commonly known as a “say on pay” proposal gives shareholders the opportunity to endorse or not endorse the compensation of our named executive officers.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Banner Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement for the 2010 annual meeting of shareholders.

As provided under the ARRA, this vote will not be binding on our Board of Directors and may not be construed as overruling a decision by the Board.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders.  Our Board of Directors believes that our compensation policies and procedures achieve these objectives.  The Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers.

AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, system of internal controls established by management and audit process.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to our independent auditor, the internal audit department and management.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Banner’s audited financial statements for the year ended December 31, 2009:

●	The Audit Committee has completed its review and discussion of the 2009 audited financial statements with management;

●	The Audit Committee has discussed with the independent auditor (Moss Adams LLP) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit

Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

●
The Audit Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence; and

●
The Audit Committee has, based on its review and discussions with management of the 2009 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that Banner’s audited financial statements for the year ended December 31, 2009 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee

Gordon E. Budke, Chairman
Robert D. Adams
John R. Layman
Michael M. Smith

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has selected Moss Adams LLP as our independent auditor for the year ending December 31, 2010 and that selection is being submitted to shareholders for ratification.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Moss Adams LLP to our shareholder for ratification as a matter of good corporate practice.  If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm.  Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Banner and our shareholders.  Moss Adams LLP served as our independent auditor for the year ended December 31, 2009 and a representative of the firm will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed, or expected to be billed, to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2009 and 2008.

	Year Ended December 31,
	2009	2008

Audit Fees (1)	$646,499	$635,451
Audit-Related Fees	--	--
Tax Fees	--	11,950
All Other Fees	--	--

                __________
(1)	Fees for 2009 include estimated amounts to be billed.

    The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditor in connection with the Committee’s annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditors and whether the service could compromise the independence of the independent auditors.  For the year ended December 31, 2009, the Audit Committee approved all of the services provided by Moss Adams LLP that were designated as audit-related fees, tax fees and all other fees as set forth in the table above.

The Audit Committee of the Board of Directors determined that all of the services performed by Moss Adams LLP in fiscal year 2009 were not incompatible with Moss Adams LLP maintaining its independence.

PROPOSAL 4 – AMENDMENT OF THE ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On February 23, 2010, our Board of Directors unanimously adopted a resolution recommending that Banner’s Articles of Incorporation be amended to increase the number of authorized shares of common stock, having a par value of $.01 per share, from 75,000,000 shares to 200,000,000 shares (the “Common Stock Amendment”).  The Board of Directors further directed that the Common Stock Amendment be submitted for consideration by shareholders at the annual meeting.  If the Common Stock Amendment is approved by shareholders, Banner will execute and submit to the Washington Secretary of State for filing Articles of Amendment of the Articles of Incorporation providing for the Common Stock Amendment.  The Common Stock Amendment will become effective at the close of business on the date the Articles of Amendment are accepted for filing by the Washington Secretary of State.

As of the voting record date for the annual meeting, there were 22,509,931 shares of common stock issued and outstanding and another 2,203,367 shares of common stock were reserved for issuance upon exercise of options previously granted from Banner’s stock option plans or issuable under other outstanding stock awards and the Treasury Warrant.

The Board of Directors believes that it is in Banner’s best interest to increase the number of authorized but unissued shares of common stock in order to meet Banner’s possible future business and financing needs as they arise. During 2009 we sought to raise capital and are continuing to evaluate opportunities that may be available to increase Banner’s capital position.  In connection with our evaluation, we have had preliminary discussions with our investment bankers but have not determined the specific method or methods by which we will raise capital, the amounts we will raise or the exact timing of an offering. Our Board of Directors believes that the availability of these additional shares will provide Banner with the capability and flexibility to increase our capital through the issuance of common stock for a variety of purposes that the Board of Directors may deem advisable in the future.  These purposes could include, among other things, increasing the capital position of our subsidiary banks; issuing stock for possible acquisition transactions; repaying funds received by Banner through the Treasury’s Capital Purchase Program should we elect to do so in the future; or for other corporate and business purposes. The additional common shares authorized would be identical in all respects to Banner’s currently authorized shares of common stock.  Banner’s Articles of Incorporation provide that shareholders shall not have preemptive rights for its capital stock.  The determination by our Board of Directors and Banner’s management that the authorized common stock should be increased took into account the historical and anticipated issuance patterns of Banner, the potential issuance of stock splits or dividends in the future based on market conditions and the use of authorized shares for our Dividend Reinvestment and Direct Stock Purchase and Sale Plan or other additional financing or expansion may be appropriate to enhance shareholder value.

The proposed increase in the number of authorized shares of common stock would give our Board of Directors authority to issue additional shares of common stock from time to time without delay or further action by the shareholders except as may be required by applicable law or the rules of Nasdaq.  Subject to its fiduciary duties to shareholders, the Board of Directors would have the authority to issue additional shares in transactions that might discourage, delay or prevent an unsolicited acquisition of control of Banner or make such an unsolicited acquisition of control of Banner more difficult or expensive; however, the Board of Directors has no plans to utilize the authorized shares in that manner and is not aware of any effort by any third parties to acquire control of Banner.

The issuance of additional shares of common stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding common stock, depending on the circumstances, and could dilute a shareholder’s percentage voting power in Banner.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.  Our Board of Directors intends to take these factors into account before authorizing any new issuance of shares.  As noted above, we may repurchase our Series A Preferred Stock and the related Treasury Warrant issued under the Capital Purchase Program with the proceeds from any sale of these additional shares of common stock.  If we elect to repurchase the Series A Preferred Stock and the Treasury Warrant, the Treasury Warrant will be repurchased at fair market value.  Accordingly, the repurchase of these securities may be at an amount more than our carrying value and, as such, may negatively impact our net income available to shareholders and our earnings per share.

In the event shareholders approve the Common Stock Amendment, Article IV of Banner’s Articles of Incorporation will be amended to increase the number of shares of common stock which Banner is authorized to issue from 75,000,000 to 200,000,000.  The par value of the common stock will remain at one cent ($.01) per share.  Upon effectiveness of the Amendment, the first sentence of Article IV of Banner’s Articles of Incorporation will read as follows:

ARTICLE IV.    Capital Stock.  The total number of shares of all classes of capital stock which the corporation has authority to issue is 200,500,000, of which 200,000,000 shall be common stock of par value of $0.01 per share, and of which 500,000 shall be serial preferred stock of par value $0.01 per share.

The remaining text of Article VI of Banner’s Articles of Incorporation would remain unchanged.

Approval of the Common Stock Amendment will require the affirmative vote of a majority of the outstanding shares entitled to vote thereon.  Proxies received in response to the Board of Directors’ solicitation will be voted “FOR” approval of the Common Stock Amendment if no specific instructions are included thereon for this Proposal 4.

The Board of Directors recommends a vote “FOR” the amendment of the Articles of Incorporation to increase the number of authorized shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Banner’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us  with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by these persons, we believe that during the year ended December 31, 2009, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with, except for Mr. Foster, who filed a late Form 5 covering two transactions.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Banner’s common stock.  In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Banner’s 2009 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on March 1, 2010.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to us or by accessing our proxy materials online at www.bannerbank.com/proxymaterials.  The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Banner’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, will be furnished without charge to shareholders of record as of March 1, 2010 upon written request to Albert H. Marshall, Secretary, Banner Corporation, 10 S. First Avenue, Post Office Box 907, Walla Walla, Washington 99362.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our annual meeting to be held in 2011 must be received by us no later than November 30, 2010 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

In addition, our Articles of Incorporation provide that in order for business to be brought before the annual meeting, a shareholder must deliver notice to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must state the shareholder’s name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Our Articles of Incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to our Secretary not less than 30 days nor more than 60 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 31 days’ notice of the annual meeting is given to shareholders, such written notice must be delivered to our Secretary not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Securities Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

BY ORDER OF THE BOARD OF DIRECTORS

ALBERT H. MARSHALL
SECRETARY

Walla Walla, Washington
March 29, 2010

 Appendix A

BANNER CORPORATION
AUDIT COMMITTEE CHARTER

I.           Purpose

The primary function of the Audit Committee (“Audit Committee” or “Committee”) is to assist the Board of Directors (“Board”) in fulfilling its oversight responsibilities by reviewing the quality and integrity of financial reports and other financial information provided by Banner Corporation (“Corporation”); the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally.  Consistent with the function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels.  The Audit Committee’s primary duties and responsibilities are to:

1.	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

2.	Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing department.

3.	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this charter.

II.	Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationships that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment, as a member of the Committee.  All members of the Committee shall have a working familiarity with basic finance and accounting practices.  Member independence, experience and financial expertise will be in conformance with rules established by the SEC, NASD, FDIC, and the AICPA.  The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified.  Unless a Chair is selected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.           Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate.  As part of its job to foster open communication, the Committee should meet at least annually with management, the Internal Audit Officer and the independent accountants in separate executive session to discuss any matters that the Committee or each of these groups believes should be discussed privately.  In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financial statements consistent with IV.4 below.

IV.           Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter periodically, at least annually, as conditions dictate.
2.	Review the Corporation’s annual financial statements and any submitted to the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal reports prepared by the internal auditing department and management’s response.
4.
Review with financial management and the independent accountants the financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, in the Corporation’s reports on Forms 10-Q and 10-K and annual reports to shareholders prior to its filing or prior to the release of earnings.  The Committee shall recommend to the Board whether or not the audited financial statements should be included in the Corporation’s 10-K.

5.
Review disclosures made by the Corporation’s chief executive officer and chief financial officer regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Corporation’s disclosure controls and procedures and internal controls for financial  reporting and evaluations thereof.

Independent Accountants

6.
Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report of performing other audit, review or attest services for the Corporation, and each such registered accounting firm shall report directly to the Audit Committee.

7.
Approve all audit engagement fees and terms and all non-audit engagements with the independent accountants.  The Committee may delegate authority to pre-approve non-audit services to one or more members of the Committee.  If this authority is delegated, all approved non-audit services will be presented to the Committee at its next scheduled meeting.

8.
Ensure receipt from the independent accountants of a formal written statement delineating all relationships between the accountants and the Corporation, consistent with Independence Standards Board Standard 1.  On an annual basis, the Committee should review and discuss with the accountants any such relationships to determine the accountants’ independence and objectivity.  The Committee should take, or recommend to the Board that it take appropriate action to oversee the independence of the accountants.

9.	Ensure the independent accountants’ ultimate accountability to the Board and the Committee, as representatives of the shareholders, receiving direct reports from the accountants.
10.	Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization’s financial statements.
11.	Discuss with the independent auditors all matters required by Statement of Auditing Standards No. 61 relating to the conduct of the audit.
12.
Ensure that the lead audit partner of the independent accountants and the audit partner responsible for reviewing the audit are rotated at least every five years, and that all other audit partners are rotated at least every seven years.

Financial Reporting Processes

13.	In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.
14.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.
15.
Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountant’s, management, or the internal auditing department.

Process Improvements

16.
Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

17.	Establish procedures that allow employees of the Corporation or any of its subsidiaries to submit confidential and anonymous concerns regarding questionable accounting or auditing matters.

18.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters.
19.
Following completion of the annual audit, review separately, as needed, with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

20.
Review (and in the case of the independent accountants, settle) any disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

21.
Review with the independent accountants, the internal auditing department and management the adequacy and effectiveness of the accounting and financial controls of the Corporation and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

22.
Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Compliance

23.
Review the Corporation’s financial statements, reports and other information disseminated to the public.  Assess compliance with legal requirements and engage outside consultants or counsel, when necessary.

24.	Review activities, organizational structure, and qualifications of the internal audit department.
25.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.
26.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s public financial statements.
27.	On an ongoing basis, review all related party transactions for potential conflict of interest situations. Approve related party transactions when warranted.
28.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or Board deems necessary or appropriate.

Reporting

29.	Prepare an audit committee report for inclusion in the Corporation’s annual proxy statement, consulting with the Corporation’s legal counsel, if necessary.

Miscellaneous

30.
Determine the appropriate funding for payment of (i) compensation to the independent accountants, (ii) compensation to any advisers employed by the Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

31.	Discuss with management any second opinions sought from an accounting firm other than the Corporation’s independent accountants, including the substance and reasons for seeking any such opinion.
32.
Review the internal audit function of the Corporation, including the independence, competence, staffing, adequacy and authority of the internal auditing department, the reporting relationships among the internal auditing department, financial management and the Audit Committee, the internal audit reporting obligations, the proposed internal audit plans for the coming year, and the coordination of such plans with the independent accountants.

33.	Review findings from completed internal audits and progress reports on the proposed internal audit plan, together with explanations for any deviations from the original plan.
34.	Review the appointment, reassignment or dismissal of the director of the internal audit.
35.
Review at least annually the material exceptions noted in the reports to the Audit Committee by the internal auditors and the independent accountants, and the progress made in responding to the exceptions.

36.
Inquire of management and the independent auditors about significant risks or exposures, review the Corporation’s policies for risk assessment and risk management, and assess the steps management has taken to control such risk to the Corporation.

37.	Review the Corporation’s policies and procedures for regular review of the expense accounts of the Corporation’s executive management.
38.
Review with management and legal counsel the Corporation’s system for assessing whether the Corporation’s financial statements, reports and other financial information required to be disseminated to the public and filed with governmental organizations satisfy the requirements of the SEC and NASD.

39.
Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the Corporation’s financial statements or accounting policies.

40.	Discuss with the Corporation’s legal counsel any regulatory matters that may have a material impact on the Corporation’s financial statements or its compliance and reporting policies.
41.
At its discretion, request that management, the independent accountants or the internal auditors undertake special projects or investigations which the Audit Committee deems necessary to fulfill its responsibilities.

V.           Limitations of Audit Committee’s Roles

While the Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the independent accountants.

Appendix B

COMPENSATION COMMITTEE CHARTER
FOR
THE COMPENSATION COMMITTEE
OF BANNER CORPORATION
AND
THE COMPENSATION COMMITTEE
OF BANNER BANK

I.	Purpose

The primary function of the Compensation Committee of Banner Corporation (“Corporation Compensation Committee”) and the Compensation Committee of Banner Bank (“Bank Compensation Committee,” and together with the Corporation Compensation Committee, the “Committees”) is to work together to coordinate the compensation paid to the directors, officers and employees of both Banner Corporation (“Corporation”) and Banner Bank (“Bank”).  In achieving this goal, the Committees shall operate separately but shall coordinate their efforts in order to achieve a coordinated policy.  The Corporation Compensation Committee shall set the policies and compensation levels for directors, officers and employees of the Corporation, while the Bank Compensation Committee shall set the policies and compensation levels for directors, officers and employees of the Bank.  The Committees shall coordinate their efforts to ensure that compensation policies are administered fairly and consistently.

II.	Composition

The Committees shall each be comprised of three or more directors as determined by the Board of Directors of the Corporation or the Bank, as appropriate.  Each member shall be an independent director of the respective entity, who is free from any relationships that, in the opinion of the relevant Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  Member independence will be in conformity with rules established by the Securities and Exchange Commission and the National Association of Securities Dealers.  The members of the Committees shall be elected by the Board of Directors of the Corporation or the Bank, as appropriate, at the annual organizational meeting of the relevant Board and shall serve until their successors are duly elected and qualified.  Unless a Chair is selected by the relevant Board, the members of each Committee may designate a Chair by majority vote of the full Committee membership.

III.	Meetings

The Committees shall each meet at least annually, or more frequently as circumstances dictate.  As part of the job to set executive compensation levels, each Committee should meet at least annually with the appropriate Chief Executive Officer in order to discuss the Chief Executive Officer’s evaluation of the senior officers and recommendations for compensation levels.  In addition to the separate meetings of the Corporation Compensation Committee and the Bank Compensation Committee, the Committees shall meet together at least annually, or more frequently as circumstances dictate, to ensure that compensation policies for the Corporation and the Bank are administered consistently.

IV.	Responsibilities and Duties

To fulfill its responsibilities and duties, each Committee shall (with the understanding that the Corporation Compensation Committee shall take all action with respect to the Corporation and the Bank Compensation Committee shall take all action with respect to the Bank):

Compensation Policies

1.	Develop guidelines and policies for director compensation, coordinating actions between the Corporation Compensation Committee and the Bank Compensation Committee.
2.	Develop guidelines and policies for executive compensation, coordinating actions between the Corporation Compensation Committee and the Bank Compensation Committee.
3.	Make regular reports to the appropriate Board of Directors.

B-1

4.	At least annually, review the compensation policies to ensure that they are effective in meeting goals for compensation and make new recommendations, as needed.
5.	Review and approve the list of a peer group of companies to which the Corporation and the Bank shall compare themselves for compensation purposes.
6.
If necessary, engage independent consultants and outside counsel to provide comparative information regarding compensation and benefits, and advice on issues involving laws and regulations governing compensation.

7.	Review and approve other large compensation expense categories such as employee benefit plans.
8.	At least annually, review and update (if necessary) this Charter, as conditions dictate.

Compensation

9.	Review director compensation levels and recommend, as necessary, changes in the compensation levels, with equity ownership in the Corporation encouraged.
10.
Receive and review an annual report from the Chief Executive Officer which includes the performance assessment for all senior officers and recommendations for compensation levels, and which also includes salary recommendations for all employees.

11.	Set compensation for all senior officers, other than the Chief Executive Officer, based on the recommendations of the Chief Executive Officer.
12.
On an annual basis, review and approve goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine the Chief Executive Officer’s compensation based on this evaluation.

13.
For the senior officers, annually review and approve (i) employment agreements, severance agreements and change in control agreements or provisions, in each case, when and if appropriate, and (ii) any special or supplemental benefits.

14.	Adopt, administer, approve and ratify awards under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

Succession Planning

15.	In conjunction with the Corporate Governance/Nominating Committee, recommend to the appropriate Board of Directors a policy on succession planning for the Chief Executive Officer.

Reporting

16.	Prepare a report on executive compensation for inclusion in the Corporation’s annual proxy statement, consulting with the Corporation’s legal counsel, if necessary.

B-2

REVOCABLE PROXY
BANNER CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2010

The undersigned hereby appoints David B. Casper and Wilber E. Pribilsky, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Banner Corporation (“Banner”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel at 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 27, 2010, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.

		FOR	VOTE WITHHELD

1	The election as director of the nominees listed below (except as marked to the contrary below)	[ ]	[ ]

Robert D. Adams
Edward L. Epstein
Robert J. Lane
Gary Sirmon

______________________________________________________________

		FOR	AGAINST	ABSTAIN

2	Advisory approval of the compensation of Banner Corporation's named executive officers.	[ ]	[ ]	[ ]

3	The ratification of the Audit Committee's selection of Moss Adams LLP as the independent auditor for the year ending December 31, 2010.	[ ]	[ ]	[ ]

4	The approval of the amendment of Banner's Articles of Incorporation to increase the authorized number of shares of common stock from 75,000,000 to 200,000,000 shares.	[ ]	[ ]	[ ]

5	In their discretion, upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote "FOR" the above proposals.

The proxies or the trustees of the ESOP, as the case may be, will vote your shares as directed on this card.  If you do not indicate your choices on this card, the proxies will vote your shares in accordance with the directors' recommendations.  If any other business is presented at the annual meeting, the proxies will vote your shares in accordance with the directors' recommendations.  At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.  This proxy card also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and on matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from Banner prior to the execution of this proxy of the Notice  of Annual Meeting of Shareholders, a Proxy Statement dated March 29, 2010 and the 2009 Annual Report to Shareholders.

Dated:                                                              , 2010

_____________________________________________	_____________________________________________
PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

_____________________________________________	_____________________________________________
SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.